Exhibit 10.14

MANAGEMENT AGREEMENT

MANAGEMENT AGREEMENT (this "Agreement") dated ____________, 200__, by and between Newco_____________, a Florida __________ having offices at 2295 North West Corporate Blvd., Suite 140, Boca Raton, Florida 33431 (hereinafter, "Management Company"), and Basic Care Networks, Inc., a Delaware corporation with its principle place of business at 4270 Promenade Way, Suite 226, Marina Del Ray, California 90292 (“Basic Health”) together with its wholly-owned subsidiaries consisting of Choice Medical Centers, Inc., Injury Treatment Center of Coral Springs, Inc., Chiro-Medical Associates of Hollywood, Inc., Injury Treatment Center of Boynton Beach, Inc., Injury Treatment Center of South Florida, Inc., Neuro Massage Therapists, Inc., Injury Treatment Center of Fort Lauderdale, Inc. and Southeast MRI, Inc. (individually, a “Subsidiary Entity” and collectively, the “Subsidiary Entities”).

STATEMENT OF BACKGROUND FACTS

WHEREAS, the Subsidiary Entities are engaged in the business of treating neuro-muscular skeletal injuries by and through clinics operated by the Subsidiary Entities; and

WHEREAS, the parties hereto desire that Management Company shall manage and operate the Subsidiary Entities on Basic Health’s behalf under the terms of this written Agreement.

NOW, THEREFORE, in consideration of mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

SECTION 1. DUTIES

1.1 Basic Health hereby appoints Management Company, and Management Company hereby accepts an appointment, on the terms and conditions hereinafter set forth, to serve as the manager of the Subsidiary Entities on Basic Health’s behalf commencing as of the date of this Agreement. During the term of this Agreement, Management Company shall, in a manner consistent with the strategic direction set by the Board of Directors of Basic Health, serve as the management company for the Subsidiary Entities and perform such administrative and operational services as are required, reasonably necessary or reasonably desired by Basic Health in connection with the management and operations of Subsidiary Entities, and which duties shall include those as are generally performed by a management company performing a similar function in the Subsidiary Entities’ industry. Accordingly, the day-to-day operations of the Subsidiary Entities shall be under the supervision and direction of Management Company, and Management Company shall bear the responsibility for making all ordinary decisions for the respective Subsidiary Entities. By way of clarification and not limitation, and except as otherwise provided herein, and subject to the limitations herein provided, Management Company shall, in the name of, for the account of, at the expense of, and from the General Account (as hereinafter defined) of each respective Subsidiary Entity, execute, supervise, oversee, and take all commercially reasonable action necessary with respect to all matters within the respective Subsidiary Entities' ordinary course of business, including the following:

(A)	Developing and implementing policies with respect to public relations, marketing and advertising of services, and contracting with third parties for the provision of the same;

(B)
Hiring, supervising, assigning the duties of, and termination of employees, including, but not limited to, all managerial and working staff, department heads, physicians (to the extent such supervision does not interfere with doctor-patient relationship), repair companies, payroll service providers, human resource services/benefits programs, and all other agents and vendors/contractors that are outsourced (collectively, the "Employed Persons");

(C)	Determining salaries, bonuses, benefits, and/or business related expenses (collectively the “Support Costs”) for all Employed Persons;

(D)	Assisting with the procurement and maintenance of all licenses, certificates, permits, or other authorizations necessary for the operation of the Subsidiary Entities;

(E)
Causing to be timely paid, from the General Accounts (as hereinafter defined), all property, sales and use, occupancy and other taxes, as well as all licenses, certificates, permits, authorizations and examination fees, and all other charges which are lawfully levied on the Subsidiary Entities (excluding income and capital stock taxes);

(F)
Causing each of the Subsidiary Entities to observe and comply in a timely manner with, and pay all related costs in connection with, all applicable Federal, state, and local statutes, rules, regulations, ordinances, and orders affecting their respective operations, including without limitation those laws relating to withholding taxes, social security taxes, unemployment insurance, disability insurance, immigration and naturalization laws, and the Fair Labor Standards Act;

(G)
Negotiating, contracting for and procuring all facility services, related materials and supplies required to operate the Subsidiary Entities, including without limitation, electricity, gas, water, steam, cleaning, vermin exterminators, elevator and boiler maintenance, air conditioning maintenance, and other necessary utilities and services;

(H)
Negotiating, contracting for and procuring all leases, licenses or contracts for all other services and operations, consistent with past practices or as otherwise reasonably necessary in the operation of the Subsidiary Entities; and

(I)	Procuring all inventories, provisions, supplies and equipment reasonably necessary to properly maintain and operate the Subsidiary Entities.

1.2 Notwithstanding anything herein to the contrary, the authority of Management Company to manage the Subsidiary Entities shall not include the authority to take any of the following actions without the express prior written consent of Basic Health:

(A)	Select, contract for, employ, engage, supervise, assign duties of, or terminate accountants or attorneys (hereinafter “Employed Professionals”) of the Subsidiary Entities; or

(B)	Cause any Subsidiary Entity to make a capital expenditure, or series thereof, in excess of $25,000.

1.3 As this is a contractor relationship, Basic Health and Management Company hereby acknowledge and agree that the Subsidiary Entities shall have no right to control the manner, means, or method by which Management Company performs the services called for by this Agreement; provided, however, that the Subsidiary Entities shall be entitled to (i) direct Management Company, in a manner consistent with this Agreement, with respect to the elements of services to be performed by Management Company and the results to be derived, and (ii) review and assess the performance of such services for the purposes of assuring that such services have been performed and confirming that such results were satisfactory. Notwithstanding anything herein to the contrary, Management Company agrees to perform such duties, as are assigned or delegated to Management Company by the Board of Directors of Basic Health (the “Board of Directors” or “Board”), consistent with industry standards and practices, and Management Company further agrees to observe and comply with the direction of Basic Health in respect to the duties to be performed by it, and shall report directly to the Chairman of the Board. The parties agree that Management Company shall implement, when requested, legally compliant Medicare and/or Medicaid programs upon the parties mutual consent of the manner of implementation.

1.4 Management Company hereby agrees to use all reasonable commercial efforts, and to devote such time, attention, skill and energy to the business of the Subsidiary Entities, as was previously expended by the Subsidiary Entity’s former president, Gary Brown, prior to their acquisition by Basic Health so as to fully perform its duties and promote the success of the business of the Subsidiary Entities. Management Company hereby agrees to cooperate fully with Basic Health in the advancement of the best interests of the Subsidiary Entities, and in that regard, and as consideration for this Agreement, Management Company hereby agrees to comply with, and abide by, such rules and directives as may be reasonably established from time to time by Basic Health, and recognizes the right of Basic Health, in its reasonable discretion, to change, modify or adopt new policies and practices affecting the Subsidiary Entities; provided such new policies and practices do not fall below the level of compliance reasonably deemed to be necessary by the Management Company or otherwise conflict with the Sarbanes-Oxley Act, or any other Federal, state or local laws, and associated ordinances, regulations or rules, as the foregoing may be amended from time to time.

1.5 General Accounts, Payments, and Distributions.

(A) Upon Basic Health’s approval, which shall not be unreasonably withheld, Management Company, on behalf of Subsidiary Entities, shall establish a bank account for each of the Subsidiary Entities, in the Subsidiary Entities' respective names (individually, a “General Account”, and collectively, the "General Accounts"). Management Company shall deposit all funds generated and collected from the operation of the Subsidiary Entities in their respective General Accounts. All funds deposited shall be held by the bank for the benefit of Subsidiary Entities. Management Company shall be an authorized signatory on all such accounts.

(B) The General Account of each of the Subsidiary Entities shall be used to pay all costs and expenses of the respective Subsidiary Entities, as permitted and/or required under this Agreement, and by way of clarification and not limitation, funds from the General Accounts may be disbursed by Management Company to Management Company so as to pay its Management Fee (defined below), and to pay all other expenses of the Subsidiary Entities incurred in the operation and maintenance of the Subsidiary Entities pursuant to this Agreement including, but not limited to, the costs and expenses (“Support Costs”) of any Employed Professionals of the respective Entities. It is understood and agreed that to facilitate the payment of expenses for the Subsidiary Entities (such as payroll), Management Company may elect to make such payments from an account maintained by Management Company for making such payments with regard to the Subsidiary Entities; and, Management Company shall be entitled to withdraw from the General Accounts of the Subsidiary Entities, and to deposit in such other account, from time to time, an amount equal to the checks to be drawn upon such other account for the payment of expenses of the Subsidiary Entities; provided, however, that any such other accounts have been approved in advance by Basic Health. All bank accounts shall be owned by the respective Subsidiary Entities, and shall be operated by Management Company as the agent thereof.

1.6 Notwithstanding anything herein to the contrary, the parties hereto agree that:

(a) Management Company may maintain petty cash funds and make payments therefrom, as the same are understood and employed generally in the Subsidiary Entities businesses.

(b) Management Company shall keep its own funds separate and apart from the Subsidiary Entities' funds.

(c) Management Company shall not be required to incur any liability or obligation for Subsidiary Entities' account without assurances satisfactory to Management Company that the funds necessary for the discharge thereof will be provided by the Subsidiary Entities.

(d) Management Company shall, subject to the reasonable direction and ultimate control of Basic Health, provide cash management for all funds of Subsidiary Entities managed by Management Company for the purpose of this Agreement, the term "cash management" shall mean expediting cash inflows, controlling cash outflows.

(e) Basic Health shall use all commercially reasonable efforts to maintain a minimum balance in the General Account of each Subsidiary Entity of not less than $30,000.00, and to cause the prompt replenishment thereof at anytime such accounts fall below such minimum amount. If the balance in the General Account of any Subsidiary Entity falls materially below $30,000.00, Management Company shall promptly (within 5 business days thereof) notify Basic Health, and request that it cause the Subsidiary Entity to replenish the General Account. Basic Health or the Subsidiary Entity shall replenish the General Account within five (5) business days after receipt of notification. If the General Account is not materially replenished in the prescribed time, Management Company may terminate this Agreement at any time thereafter, and Basic Health shall pay Management Company the Termination Fee stated hereunder. Further, any transfer of funds made by Basic Health from a Subsidiary Entity’s General Account to Basic Health or other third party as a distribution shall not, after giving effect to such distribution, (i) cause the Subsidiary Entity to not be able to pay its debts as they become due in the usual course of business; or (ii) cause the Subsidiary Entity’s total assets to be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

(f) Management Company shall have no liability or responsibility for any Support Costs associated with any Employed Person or Employed Professionals, or otherwise be required to advance or loan any Support Costs from Management Company’s own funds and accounts, or to incur any other debt or obligation on behalf of a Subsidiary Entity if there are insufficient funds in the General Account to cover any such debt or obligation.

Basic Health shall be responsible for and otherwise cause, all audits, reports and required filings associated with securities regulation matters.

When requested, the Management Company shall report all status of its performance to, and receive associated assessments from the Board of Basic Health.

1.7 At the Subsidiary Entities’ respective expense, Management Company shall cause to be maintained, at its principal office, full, adequate and separate books and records as are necessary to reflect all transactions of the Subsidiary Entities and of Management Company with respect to the Subsidiary Entities. Such books and records shall be kept in a manner such that accounting statements may be prepared in accordance with Generally Accepted Accounting Principles ("GAAP"). Basic Health and the Subsidiary Entities shall have the right and privilege of examining such books and records at the Management Company's principal office at any and all reasonable times during normal business hours. Management Company shall not destroy, dispose of, or remove to another location any such books or records, except by delivery thereof to Basic Health, or as Basic Health may otherwise instruct. Upon termination of this Agreement, all books and records shall be forthwith delivered to Basic Health, but all such books and records shall thereafter be available to Management Company at all reasonable times for inspection, audit, examination, and transcription for a period of not less than seven (7) years from the date of said termination.

1.8 Within thirty (30) days after the end of each calendar quarter, Management Company shall direct the relevant Employed Persons and instruct the relevant Employed Professionals, selected by Basic Health, to deliver to Basic Health an accounting for the operations of the Subsidiary Entities, including a detailed profit and loss statement and balance sheet showing the results of operation of the Subsidiary Entities for the preceding quarter and for the calendar year (the "Fiscal Year") to date and the cash needs, if any, for the subsequent three months. Such statements shall be calculated on the accrual method and prepared in accordance with GAAP. Management Company shall also cause to be delivered to Basic Health such other financial and operating reports, reasonably available to Management Company, as Basic Health shall request.

1.9 Within thirty (30) days after the end of each Fiscal Year, Management Company shall direct the relevant Employed Persons and instruct the relevant Employed Professionals, selected by Basic Health, to deliver to Basic Health unaudited financial statements including a detailed balance sheet, a statement of cash flows and an income and expense statement showing the results of operations of the Subsidiary Entities during such Fiscal Year. Such financial statements shall be calculated according to the methods determined by Basic Health, and in accordance with GAAP.

1.10 Management Company shall maintain materially complete and accurate records of its receipts from the Subsidiaries operations to pay its Management Fees. Upon Basic Health’s reasonable request, Management Company shall make such records, and all other documents and materials in the possession or control of Management Company available to Basic Health for examination. Basic Health shall have the right, at any time, to cause an audit of the books, records, and operations of the Subsidiary Entities to be made by an independent certified public accounting firm. Management Company agrees to cooperate fully with such auditors, and shall make available to them any and all information concerning the Subsidiary Entities. Basic Health shall deliver to Management Company copies of all financial reports regarding the Subsidiary Entities promptly after they are received from such auditors. Any adjustment to any Management Fee required because of the results of such audit shall be made by the parties within ten (10) business days of receipt of the audit. The cost of any such independent audit shall be an administrative and general expense of the Subsidiary Entities for the Fiscal Year in which such audit occurs.

SECTION 2. COMPENSATION

2.1 As consideration for its services during the term of this Agreement, Basic Health will compensate and pay Management Company One Hundred Thousand Dollars ($100,000.00) per year, as a Management Fee. Such compensation shall be paid to Management Company in equal payments at bi-weekly intervals.

2.2 Basic Health will reimburse Management Company, out of the General Accounts, for all reasonable expenses actually incurred by Management Company at the request of Basic Health or on behalf of the Subsidiary Entities in the performance of Management Company’s duties hereunder and in accordance with Basic Health’s policies and previously approved by Basic Health; provided, however, that proper itemization of said expenses is furnished to Basic Health by Management Company. All such expenditures shall be subject to the reasonable control of Basic Health.

2.3 Management Company shall bear sole responsibility for payment of federal and state income tax withholding, social security taxes, and unemployment insurance applicable to Management Company, and Management Company shall bear sole responsibility for any of its own health or disability insurance, retirement benefits, or other welfare or pension benefits (if any).

2.4 Notwithstanding any other workers' compensation or insurance policies maintained by Subsidiary Entities, Management Company shall, if not otherwise exempt, procure and maintain workers' compensation coverage sufficient to meet the statutory requirements.

2.5 Management Company shall receive a management bonus (“Bonus”) plan consisting of an annual payment equal to 20% of any increase in the EBITDA of any Subsidiary Entity compared to the EBITDA of the Subsidiary Entity for the twelve (12) months ended September 30, 2005. In addition to the foregoing, the Bonus plan shall include an annual payment equal to 20% of the Subsidiary Entities’ EBITDA on new locations opened after the date of this Agreement. All Bonus calculations will be made prior to any reductions associated with corporate (parent company) inter-company debt payments, and overhead/burden rate assessments.

SECTION 3. CONFIDENTIALITY AND MATERIALS

3.1 Management Company acknowledges that in performing its respective obligations under this Agreement, Management Company may have access to the Confidential Information of the Subsidiary Entities. Management Company agrees that during the term of this Agreement, and for a period of two (2) years thereafter, Management Company will not use, copy, disclose, or permit any unauthorized person access to, any Confidential Information of the Subsidiary Entities except in connection with its obligations hereunder. Any data or other materials owned by Subsidiary Entities which it furnishes for use by the Management Company in connection with the obligations under this Agreement, including other Confidential Information of third parties, shall remain the sole property of the Subsidiary Entities, shall be held in confidence by the Management Company in accordance with the provisions of this Section 3.1, and shall be returned to the Subsidiary Entities or destroyed by the Management Company and certified as destroyed to the Subsidiary Entities upon termination of this Agreement. These restrictions shall not be construed to apply to (1) information generally available to the public, (2) information released by Subsidiary Entities or its clients or contractors, as the case may be, generally without restriction, (3) information approved in writing by Subsidiary Entities or its clients or contractors, as the case may be, for Management Company’s use and disclosure without restriction, or (4) knowledge, experience, information or data independently developed by Management Company without the use of any Confidential Information provided by Subsidiary Entities, or knowledge, experience, information or data that was rightfully in Management Company’s possession prior to disclosure by Subsidiary Entities.

3.2 Management Company further agrees that for the term of this Agreement, Management Company will not induce (or attempt to induce) or encourage any employee, officer, director, sales representative, agent, Vendor, or independent contractor of Subsidiary Entities to terminate its relationship with Subsidiary Entities other than in the ordinary course of business, or unless any of the foregoing is already an affiliate, Vendor, or independent contractor of Management Company.

SECTION 4. LIMITATION OF LIABILITY

4.1 Except as expressly provided in this Agreement, Management Company does not make any warranty, express or implied, with respect to the results obtained from Management Company’s work, including, without limitation, any results in operation or profitability of the Subsidiary Entities. In no event shall Management Company be liable for consequential, incidental, special, or indirect damages, or for acts of negligence that are not intentional, regardless of whether it has been advised of the possibility of such damages; provided, however, nothing herein shall relieve Management Company from gross negligence.

SECTION 5. RESTRICTIONS ON COMPETITION

5.1 During the term of this Agreement, Management Company will not compete with the Subsidiary Entities by engaging in, promoting, assisting (financially or otherwise), or consulting with any business, enterprise or activity which competes with the business of treating neuro-muscular skeletal injuries (the “business area”) in Palm Beach, Broward and/or Lee Counties. Notwithstanding the foregoing, and for clarity, the business area shall not include billing support and management, pharmaceuticals and or nutraceutical sales as well as law firm consulting.

5.2 Notwithstanding the foregoing, nothing contained in this Section 5 shall be deemed to preclude Management Company from owning less than five percent (5%) of the combined voting power of all issued and outstanding voting securities of any publicly held corporation whose stock is traded on a stock exchange or quoted on NASDAQ.

SECTION 6. TERM AND TERMINATION

6.1 Basic Health hereby contracts with Management Company to perform the administrative services as defined hereunder, and Management Company hereby accepts this engagement and agrees to render such services to the Subsidiary Entities on the terms and conditions set forth in this Agreement for a term of three (3) years commencing the Closing Date of the sale of the Subsidiary Entities’ to Basic Health (the “Initial Term”). The three (3) year term provided for herein shall be renewed for succeeding terms of (1) year upon the mutual written consent of the parties, at least thirty (30) days prior to the end of the Initial Term, or any extended term. The amount of reasonable compensation payable in each such successive period shall, within the thirty (30) days prior to the expiration hereof, in good faith be re-negotiated by the parties to arrive at a mutually acceptable amount. In the event Management Company is terminated without cause, then Management Company will be paid the aggregate of all unpaid compensation pro-rated to that termination date and in addition thereto, Management Company shall receive a severance payment (“Severance Payment”) consisting of monthly payments equivalent to Management Company’s monthly compensation for the lesser of (i) twelve (12) months, or (ii) the remaining period of time between the termination date and the end of the then current term as well as Bonus payments accruing through the end of the then current term calculated in accordance with Section 2 hereof.

6.2 Basic Health may terminate the Management Company without Severance Payment for Cause, which without limiting the generality of the foregoing, shall include:

(A) If there is a repeated failure on the part of the Management Company to perform the material duties in a competent manner after 30 days prior written notice and Management Company’s failure to cure.

(B) If Management Company or any of its officers is convicted of a criminal offense involving fraud or dishonesty or any offense similar thereto.

(C) Fraud or conversion relative to the Subsidiary Entities.

(D) If the Management Company fails to honor its fiduciary duties to the Subsidiary Entities.

(E) If Management Company or any its officers makes any personal profit arising out of or in connection with a transaction to which the Subsidiary Entities is party without making disclosure to and obtaining the prior written consent of the Board of Directors, excluding herefrom, (i) any increase in the value of current shareholdings, share option or share purchase plans, and (ii) the Management Fees, Bonus and other compensation earned pursuant to Section 2 hereof.

6.3 This Agreement shall terminate without notice in the event Management Company commits any act of bankruptcy, or a petition for involuntary bankruptcy is filed against Management Company, or Management Company makes a general assignment for the benefit of creditors under the bankruptcy or insolvency laws.

6.4 If this Agreement is terminated for any reason whatsoever, the provisions of Sections 3 shall survive termination of this Agreement.

6.5 Basic Health may request Management Company, upon termination of this Agreement, to cause to be provided to Basic Health, at Basic Health’s expense, or any third party designated by Basic Health, all of the following information:

(A)	Financial Statement Information
(B)	Sales Tax Filings
(C)	Federal & State Tax Filings
(D)	Transfer of Accounting paperwork to Subsidiary Entities
(E)	Payroll Tax Reporting/Summary, Unemployment
(F)	Vacation Accruals & Adjustment
(G)	Transfer of Licenses and Permits
(H)	Vendor Status Reports
(I)	Accounts Payable (30-90 days)

Should Basic Health make this request of Management Company, Management Company shall be entitled to an additional fee equal to one month’s management fee (the "Close Out Fee").

SECTION 7. MISCELLANEOUS

7.1 This Agreement shall inure to the benefit of, and be binding upon, Basic Health and the Subsidiary Entities and its subsidiaries and affiliates, together with their successors and assigns, and Management Company, together with Management Company’s successors and assigns.

7.2 This Agreement merges and supersedes all prior and contemporaneous agreements, undertakings, covenants, or conditions, whether oral or written, express or implied, with respect to the subject matter hereof.

7.3 Management Company shall not be liable to Subsidiary Entities for any failure or delay caused by events beyond Management Company's control, including, without limitation, Basic Health’s failure to furnish necessary information; natural disasters, sabotage; failure or delays in transportation or communication; failures or substitutions of equipment; labor disputes; accidents; shortages of labor, fuel, raw materials or equipment; or technical failures.

7.4 The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by and enforced in accordance with the internal laws, and not the law of conflicts, of the state of Florida applicable to all agreements made and to be performed in such state. The parties hereto agree that all actions and proceedings relating directly or indirectly hereto shall be litigated in any state court or federal court located in Palm Beach County Florida, and the parties hereto expressly consent to the jurisdiction of any such courts and to venue therein and consent to service of process in any action or proceeding by certified or registered mailing of the summons and complaint therein directed to the parties at their respective addresses set forth in this Agreement. In the event of a dispute arising out of this Agreement, the prevailing party shall be entitled to reasonable attorneys fees and costs.

7.5  All remedies available to either party for one or more breaches by the other party are and shall be deemed cumulative and may be exercised separately or concurrently without waiver of any other remedies. The failure of either party to act in the event of a breach of this Agreement by the other shall not be deemed a waiver of such breach or a waiver of future breaches, unless such waiver shall be in writing and signed by the party against whom enforcement is sought.

7.6  This Agreement is enforceable only by Management Company and Basic Health (and the Subsidiary Entities) and each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

7.7  Neither party shall assign or transfer any right or obligation under this Agreement, without the express prior written consent of the other party, except by merger or sale of all or substantially all of its assets.

7.8  The parties are and shall be independent contractors to one another, and nothing herein shall be deemed to cause this Agreement to create an agency, partnership, or joint venture between the parties. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employee between Basic Health or Subsidiary Entities and Management Company.

Signature Page Follows.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

BASIC HEALTH

By: ____________________________________
Robert Goldsamt, CEO

FOR AND ON BEHALF OF:
Choice Medical Centers, Inc.,
Injury Treatment Center of Coral Springs, Inc.,
Chiro-Medical Associates of Hollywood, Inc.,
Injury Treatment Center of Boynton Beach, Inc.,
Injury Treatment Center of South Florida, Inc.,
Neuro Massage Therapists, Inc.,
Injury Treatment Center of Fort Meyers, Inc. and
Injury Treatment Center of Fort Lauderdale, Inc
Southeast MRI, Inc.

By: _____________________________________________
Robert Goldsamt, CEO Basic Care Networks, Inc.

NEWCO

By: _____________________________________
Gary Brown, President